EXHIBIT 99.1

Gasco
------
Energy

For Immediate Release on Tuesday, November 4, 2008

                    Gasco Energy Announces Third Quarter 2008
                        Financial and Operational Results

     -    Oil & Gas Sales Increase 202% Quarter-over-Quarter

     -    Record Net Income of $0.17 per share

     -    Record Net Income of $0.03 per share, net of hedging gains, (Non-GAAP)

DENVER, November 4, 2008  /PRNewswire-FirstCall/ -- Gasco Energy (NYSE Alternext
US: GSX) today reported financial and operating results for the quarter ended September 30, 2008.

Third Quarter Financial Results
For the third quarter 2008, Gasco reported net income attributable to common shareholders of $21.0 million, or $0.17 per diluted share, as compared to a net loss of $35.1 million, or $0.37 per basic and diluted share, for the same period in 2007. All per-share figures for the third quarter 2008 are on a diluted basis. All per-share figures for the third quarter 2007 are on a basic and diluted basis. Included in the third quarter 2008 results are derivative gains of $17.1 million attributed to hedge effect. Excluding the effect of derivative gains, a non-GAAP measure, Gasco would have posted net income of $3.9 million or $0.03 per share. The Company did not hedge its volumes in the comparable period in 2007.

Included in the third quarter 2007's operating expenses is a non-cash charge of $32.8 million related to an impairment of the carrying value of oil and gas properties. Before the impairment charge, Gasco would have posted a net loss of $2.4 million, or $0.03 per share, for the third quarter 2007.

The Company reported record oil and gas sales for the third quarter 2008 of $9.7 million, as compared to $3.2 million for the same period in 2007. The 202% quarter-over-quarter increase in oil and gas sales is primarily attributed to both markedly higher prices received for sales of the Company's natural gas and oil volumes and to a 25% increase in oil and gas sales volumes during the quarter. Gathering and processing revenues from Gasco's midstream assets were also a Company-record $1.2 million for the third quarter 2008, as compared to $0.4 million in the prior-year period. Increased Riverbend natural gas production and higher prices for natural gas and natural gas liquids both contributed to the rise in gathering and processing revenue. Total revenues for the third quarter 2008 were $28.3 million, as compared to $4.0 million in the prior-year period, a 602% increase. The increase is attributed primarily to net derivative gains of $17.1 million and to the 202% increase in oil and gas sales.

Gasco's average realized gas price was $7.38 per thousand cubic feet of natural gas (Mcf) for the third quarter of 2008, excluding the effect of hedges, compared to $2.89 per Mcf for the third quarter of 2007. The Company's risk management activities increased its average gas price by $0.36 per Mcf during the third quarter of 2008. After the impact of hedges, the Company's average price received for its natural gas production during the third quarter of 2008 was approximately $7.74 per Mcf, as compared to $2.89 per Mcf in the prior-year period. The Company did not hedge production volumes in the comparable period in 2007.

The average realized oil price was $98.46 per barrel for the third quarter of 2008, up from $56.82 per barrel for the third quarter of 2007. Gasco does not hedge its crude oil volumes.

Unit Cost Comparisons - LOE / DD&A / G&A
Lease operating expense (LOE) for the third quarter increased to $1.2 million from $1.0 million in the same period in 2007. On a per-unit basis, LOE was $1.00 per thousand cubic feet of natural gas equivalent (Mcfe) in the third quarter 2008, as compared to $1.05 per Mcfe in the prior-year period. The decrease in per-unit LOE quarter-over-quarter is attributed to lower operating expenses ($0.25 per Mcfe lower) offset in part by higher production taxes ($0.20 per Mcfe higher) primarily due to higher natural gas prices, increased production and to a greater number of producing wells.

Depletion, depreciation and amortization (DD&A) was $1.7 million for the third quarter 2008, as compared to $2.1 million for the same period in 2007. On a per-unit basis, DD&A for the third quarter 2008 was $1.40 per Mcfe, as compared to $2.14 in the 2007 period. Lower DD&A in the third quarter 2008 is attributed to a decrease in the depletable base during 2008 due to 2007 impairment charges.

The Company reported general and administrative (G&A) expense of $2.1 million in the third quarter 2008, versus $1.9 million in the same period in 2007. On a per-unit basis, total G&A expense for third quarter 2008 was $1.73 per Mcfe, as compared to $1.91 per Mcfe for the same period in 2007. G&A expense for the third quarter 2008 includes $0.7 million of non-cash, stock-based compensation expense, or, on a per-unit basis, $0.54 per Mcfe, as compared to the prior-period total of $0.6 million, or $0.60 per Mcfe.

Gathering operations expense increased to $1.0 million from $0.5 million in the third quarter 2007. The increase is attributed to additional compression and to greater throughput volumes.

Nine-Month Period
Gasco reported net income attributable to common shareholders for the nine-months ended September 30, 2008 of $15.8 million, or $0.14 per diluted share, as compared to a net loss of $101.6 million, or $1.11 per basic and diluted share for the prior-year period. Included in the 2008 results are net derivative gains of $5.7 million, attributed to hedge effect. Excluding the effect of net derivative gains, a non-GAAP measure, Gasco would have posted net income of $10.1 million or $0.09 per diluted share. The Company did not hedge its volumes in the comparable period in 2007. Included in the 2007 periods' operating expenses are non-cash charges of $97.1 million related to the impairment of the carrying value of oil and gas properties.

Oil and gas sales for the first nine months of 2008 were a Company-record $30.7 million, as compared to $14.2 million for the same period in 2007, an increase of 117%.

For the first nine months of 2008 total revenues were $40.8 million, as compared to $16.6 million in the same period in 2007, an increase of 146%. For the first nine months of 2008, gathering system revenues accounted for $3.2 million as compared $1.3 million during 2007. Gathering income was $0.5 million for 2008's nine-month period as compared to breakeven results in the same period in 2007.

At September 30, 2008, cash and investments were $2.0 million, compared to $1.8 million at December 31, 2007.

The Company has a reserve-based credit facility with JPMorgan. The bank recently completed its mid-year borrowing base re-determination and maintained total available credit at $45 million. Drawings under the credit facility were $12.0 million at September 30, 2008 as compared to $9.0 million at December 31, 2007. Current outstandings under the credit facility are $20.0 million including a $6.6 million letter of credit leaving $18.4 million available for additional borrowings.

Gasco's total assets at September 30, 2008 were $139.9 million, as compared to $122.5 million at year-end 2007. Net cash provided by operating activities for the first nine months of 2008 was a Company-record $19.4 million as compared to $9.7 million for the same period in 2007.

Production Volumes
Cumulative net production for the quarter ended September 30, 2008 was a Company-record 1,220 MMcfe, an increase of 25% from the prior-year net production of 975 MMcfe. During the third quarter of 2008, Gasco elected to curtail production by approximately 90 MMcfe during September 2008. For the nine-month period, Gasco produced a Company-record 3,610 MMcfe, as compared to 3,149 MMcfe in the year-ago nine-month period, representing a 15% increase for comparable nine-month periods.

Operations Update & Subsequent Events

Mancos/Dakota Update
In its Mancos/Dakota program, Gasco has drilled two wells through the Dakota Formation, of which one is a full Mancos producer and the other is currently being completed in the Dakota and the Morrison formations. The Company now has drilled 16 wells to the Upper Mancos. This does not include the Federal 32-20 that was only drilled 300' into the Upper Mancos. Of these 16 wells, 12 are currently producing, two are cleaning up, and two are awaiting completion. One additional Upper Mancos well is drilling ahead and one recently reached total depth.


----------------------------------------------------------------------------------------------------------------------------
                           GSX Mancos Shale Well Data
----------------------------------------------------------------------------------------------------------------------------
                                                24-hour Initial
                                 Initiated         Flow Rate
            Well                 Completion                                               Comment
----------------------------- ----------------- ---------------- -----------------------------------------------------------
                                                                    Full Mancos; added BH and MV on 2/11/08, commingled
Federal 14-31                     6/25/07         1.132 MMcf                     production (12/64" choke)
----------------------------- ----------------- ---------------- -----------------------------------------------------------

Federal 21-19                     10/23/07        1.764 MMcf                       Upper Mancos (10/64")
----------------------------- ----------------- ---------------- -----------------------------------------------------------

SW Federal 32-25                  12/3/07         1.980 MMcf          Upper Mancos / Spring Canyon commingled (12/64")
----------------------------- ----------------- ---------------- -----------------------------------------------------------

SW Federal 12-25                  3/10/08         1.495 MMcf                       Upper Mancos (12/64")
----------------------------- ----------------- ---------------- -----------------------------------------------------------
                                                                             Upper Mancos - 5/20/08 commingled
State 21-32b                      3/25/08         0.934 MMcf                         Production (8/64")
----------------------------- ----------------- ---------------- -----------------------------------------------------------

State 21-32a                      3/25/08         0.403 MMcf             Upper Mancos / BH / MV commingled (8/64")
----------------------------- ----------------- ---------------- -----------------------------------------------------------

Federal 34-30                     5/13/08         1.755 MMcf          Upper Mancos / Spring Canyon commingled (12/64")
----------------------------- ----------------- ---------------- -----------------------------------------------------------

SW Federal 23-26                   6/9/08         0.788 MMcf          Upper Mancos / Spring Canyon commingled (10/64")
----------------------------- ----------------- ---------------- -----------------------------------------------------------

Federal 14-19                     7/15/08         1.375 MMcf          Upper Mancos / Spring Canyon commingled (10/64")
----------------------------- ----------------- ---------------- -----------------------------------------------------------

Federal 32-19                     7/31/08         1.213 MMcf          Upper Mancos / Spring Canyon commingled (10/64")
----------------------------- ----------------- ---------------- -----------------------------------------------------------
                                  Awaiting            --
Lamb Trust 12-23                 Completion                                             Upper Mancos
----------------------------------------------------------------------------------------------------------------------------

                                       3

----------------------------- ----------------- ---------------- -----------------------------------------------------------
                              Being Completed         --
GC State 23-16                                                                      Mancos / Dakota test
----------------------------- ----------------- ---------------- -----------------------------------------------------------

Uteland State 34-2                8/14/08         1.059 MMcf                       Upper Mancos (10/64")
----------------------------- ----------------- ---------------- -----------------------------------------------------------

                                                                      Upper Mancos / Spring Canyon commingled (10/64")
SW Federal 41-26                  10/14/08        1.053 MMcf
----------------------------- ----------------- ---------------- -----------------------------------------------------------

                                                                      Upper Mancos / Spring Canyon commingled (10/64")
Uteland Federal 42-11             9/22/08         0.752 MMcf
----------------------------- ----------------- ---------------- -----------------------------------------------------------
                                  Awaiting            --
DSF 41-1                         Completion                                             Upper Mancos
----------------------------- ----------------- ---------------- -----------------------------------------------------------
                                                      --
Lamb Trust 14-14                  Drilling                                         Proposed TD of 15,250'
----------------------------- ----------------- ---------------- -----------------------------------------------------------

Federal 11-19                     Drilling            --                           Proposed TD of 15,200'
----------------------------- ----------------- ---------------- -----------------------------------------------------------


Commenting on the Mancos  results,  Gasco CEO and President  Mark Erickson said:
"We have made significant improvement in our Mancos completion designs resulting in a positive impact on results. The early-time flow data is clouded due to flowing the wells initially with a very small choke that maintains a high flowing pressure and constrains the initial production. Longer term it appears that these wells are demonstrating better flow rates that should yield higher per-well reserves. In the future, we are planning to set deeper surface casing allowing us to drill the full Mancos section. Vertical Mancos drilling is working economically and compares very favorably to other shale plays that need horizontal technology to be profitable. We believe horizontal drilling has the potential to make a bigger impact on the Mancos and are in the early stages of planning a single horizontal lateral within the Mancos, hopefully testing the concept in 2009. This would be the first step for testing horizontal drilling in the Mancos which, ultimately may lead to multiple laterals within one well bore."

Liquidity and Risk Management

2009 Initial Capital Expenditure Program
Gasco also today announced an initial budget of $30 million for its 2009 capital expenditure (Capex) program subject to Board of Directors' approval. The program will primarily cover the drilling and completion of approximately seven net wells on Gasco's Riverbend Project located in the Uinta Basin of Utah and the installation of associated pipeline infrastructure, distribution facilities and geophysical operations. The budget will be funded primarily from cash on hand, cash flow from operations and borrowings under the Company's reserve-based revolving line of credit.

The initial 2009 CAPEX budget is subject to market conditions, drilling results, oilfield service availability, and commodity prices.

The credit markets are undergoing significant volatility. Many financial institutions have liquidity concerns, prompting government intervention to mitigate pressure on the credit market. Gasco's exposure to the current credit market crisis includes its revolving credit facility and counterparty performance risk.

Additionally, debt and equity capital markets have been negatively impacted in recent months, which has resulted in more restrictive access by issuers and with higher costs. While Gasco currently has no plans to access debt or equity capital markets, should the Company decide to do so in the near-term, the terms, size and cost of a new debt issue would be less favorable and an equity transaction, due to the Company's reduced stock price, would be more dilutive than in recent years.

Current market conditions also elevate concern over counterparty risks related to Gasco's commodity derivative instruments. Gasco has all of its commodity derivative instruments with a major financial institution. Should this financial counterparty not perform, the Company may not realize the benefit of some of its hedges under lower commodity prices.

Oil and gas prices are also volatile and have declined significantly since the end of the quarter. This will reduce Gasco's cash flows from operations. To mitigate the impact of lower commodity prices on the Company's cash flows, Gasco has entered into commodity derivative instruments for the remainder of 2008 and 2009. In the event of a global recession, commodity prices may stay depressed or reduce further, thereby causing a prolonged downturn, which would further reduce the Company's cash flows from operations. This could cause the Company to alter its business plans, including reducing our exploration and development plans. The Company believes that it will have adequate cash on hand and availability under its Credit Agreement to fund its capital expenditures for 2008 and 2009.


Risk Management

Gasco's curtailed volumes are designed to meet its risk management program gas sales obligations as reported in the most recent filing on Form 10-Q for the period ending September 30, 2008.

---------------------------------------------------------------------------------------------------------------------------------
GSX 2008 / 2009 Swap Agreements
---------------------------------------------------------------------------------------------------------------------------------
           Swap                10/08 - 12/08         3,000 MMBtu per day            $6.11 / MMBtu              NW Rockies
--------------------------- -------------------- ----------------------------- ------------------------ -------------------------
           Swap                10/08 - 12/08         2,000 MMBtu per day            $6.91 / MMBtu              NW Rockies
--------------------------- -------------------- ----------------------------- ------------------------ -------------------------
           Swap                1/09 - 12/09          3,000 MMBtu per day           $7.025 / MMBtu              NW Rockies
--------------------------- -------------------- ----------------------------- ------------------------ -------------------------
           Swap                1/09 - 12/09          3,000 MMBtu per day           $7.015 / MMBtu              NW Rockies
--------------------------- -------------------- ----------------------------- ------------------------ -------------------------


GSX 2008 / 2009 Costless Collar Agreements
---------------------------------------------------------------------------------------------------------------------------------
                                                                                          Call Price
                             Remaining                                                   Counterparty          Put Price Gasco
     Agreement Type            Term               Quantity          Index Price (a)         Buyer                   Buyer
-------------------------- ---------------- -------------------- --------------------- --------------------- --------------------
     Costless Collar        10/08 - 12/08   3,000 MMBtu per day      NW Rockies          $6.90 / MMBtu         $6.00 / MMBtu
-------------------------- ---------------- -------------------- --------------------- --------------------- --------------------

     Costless Collar        1/09 - 12/09    3,000 MMBtu per day      NW Rockies          $7.50 / MMBtu         $6.50 / MMBtu
-------------------------- ---------------- -------------------- --------------------- --------------------- --------------------
(a) Northwest Pipeline Rocky Mountains -- Inside FERC first of month index price
------- -------------------------------------------------------------------------------------------------------------------------


Erickson continued: "Our 2008 hedge book has helped mitigate some of the commodity price swings that we have recently experienced. In the near term, we expect gas price to strengthen as we move into the winter heating season. Next year commodity prices will largely depend on the severity of the 2008-2009 winter and its impact on storage levels. For 2009, we have 9,000 MMBtu/day hedged at attractive prices."


Management Comment
Commenting  on the third quarter  operations  and results,  Erickson  concluded:
"Financially and operationally, 2008 has been the best in the Company's history. We have been producing at record levels and generating record amounts of cash flow from operations. Looking forward to 2009, we expect continued but moderating market turmoil with expectations for lower commodity prices. Next year will bring many challenges for our industry along with much uncertainty. We have addressed Rockies gas price fluctuations and are taking steps to address these risks to ensure that we remain financially strong while continuing with our long-term goal of expanding the Riverbend project. We will maintain strong cash flow from operations due to the natural gas hedges that are in place for approximately 50% of our expected 2009 production.

"As previously announced, we are laying down a rig upon reaching total depth on its current well. This allows us to keep our most efficient rig active, Rig #99, for next year's drilling program. Our preliminary capital budget, estimated at $30 million, will be similar to the 2008 program, but will allow us to have ample drilling activity to grow production and reserves. We believe that we can comfortably manage this budget with internally generated cash flow from operations, cash on hand and use of our revolving line of credit."


Conference Call
A conference call with investors, analysts and other interested parties is scheduled for 11:00 a.m. EST on Wednesday, November 5, 2008 to discuss third quarter 2008 financial and operating results. You are invited to listen to the call which will be broadcast live over the Internet.

    Date:         Wednesday, November 5, 2008

    Time:         11:00 a.m. EST
                  10:00 a.m. CST
                   9:00 a.m. MST
                   8:00 a.m. PST

    Call:         (866) 392-4171 (US/Canada) and (706) 634-6345 (International),
                  Passcode: 68105576

    Internet:     Live and rebroadcast over the Internet:  log on to
                  http://www.gascoenergy.com or to
                  http://www.videonewswire.com/event.asp?id=52102

    Replay: Available through Monday, November 10, 2008 at (800) 642-1687 (US/Canada) and (706) 645-9291 (International) using passcode 68105576 and for 30 days at http://www.gascoenergy.com

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit http://www.gascoenergy.com.

Forward-looking Statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those Gasco expects include inherent uncertainties in interpreting engineering and reserve or production data;

operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; fluctuations in natural gas and oil prices; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; our ability to manage interest rate and commodity price exposure; changes in the Company's borrowing arrangements; the condition of credit and capital markets in the United States; and other risks described under "Risk Factors" in each of Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on March 4, 2008 and in Item 1A of the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2008 and September 30, 2008 filed with the Securities and Exchange Commission on August 4, 2008 and November 4, 2008, respectively.

Any of these factors could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf. We cannot assure you that our future results will meet our expectations. When you consider these forward-looking statements, you should keep in mind these factors. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by these factors. Our forward-looking statements speak only as of the date made. The Company assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

         [Financial and Operational Tables Accompany this News Release]

     The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Gasco's filing on Form 10-Q dated November 4, 2008.





                               GASCO ENERGY, INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)


                                                                             September 30,         December 31,
                                                                                  2008                 2007
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                                    $2,049,354            $1,843,425
  Accounts receivable
     Joint interest billings                                                    6,304,849             5,639,174
     Revenue                                                                    3,214,246             3,872,959
  Inventory                                                                     2,846,565             1,160,325
  Derivative instruments                                                        5,599,895                     -
  Prepaid expenses                                                                 84,660               327,030
                                                                              -----------           -----------
          Total                                                               20,099,569            12,842,913
                                                                              -----------           ----------
PROPERTY, PLANT AND EQUIPMENT, at cost
  Oil and gas properties (full cost method)
     Proved mineral interests                                                 231,726,170           215,273,593
     Unproved mineral interests                                                41,152,511            41,644,348
  Wells in progress                                                               569,695             1,058,727
  Gathering assets                                                             16,465,145            15,708,353
  Facilities and equipment                                                     10,080,527             9,680,010
  Furniture, fixtures and other                                                   358,605               284,791
                                                                              -----------          ------------
           Total                                                              300,352,653           283,649,822
  Less accumulated  depletion, depreciation, amortization and impairment     (183,390,080)         (175,973,720)
                                                                             ------------          ------------
           Total                                                              116,962,573           107,676,102
                                                                             ------------           -----------
OTHER ASSETS
  Deposit                                                                         139,500               139,500
  Derivative instruments                                                        1,209,907                     -
  Deferred financing costs                                                      1,464,599             1,853,274
                                                                                ---------             ---------
           Total                                                                2,814,006             1,992,774
                                                                                ---------             ---------
TOTAL ASSETS                                                                 $139,876,148         $ 122,511,789
                                                                             ============         =============








             The notes accompanying the financial statements are an
                   integral part of the consolidated financial
                statements and can be found in Gasco's filing on
                        Form 10-Q dated November 4, 2008.




                               GASCO ENERGY, INC.
                     CONSOLIDATED BALANCE SHEETS (continued)
                                   (Unaudited)

                                                                                   September 30,          December 31,
                                                                                       2008                  2007
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                                                 $ 4,216,221            $13,206,767
  Revenue payable                                                                    5,791,839              1,477,268
  Advances from joint interest owners                                                4,369,326              5,718,234
  Derivative instruments                                                                     -                343,759
  Accrued interest                                                                   1,793,445                844,094
  Accrued expenses                                                                     990,000                583,000
                                                                                   -----------             ----------
           Total                                                                   17,160,831              22,173,122
                                                                                   -----------             ----------
NONCURRENT LIABILITIES
   5.5% Convertible Senior Notes                                                    65,000,000             65,000,000
   Long-term debt                                                                   12,000,000              9,000,000
   Asset retirement obligation                                                       1,116,854              1,030,283
   Deferred rent expense                                                                53,097                 60,593
                                                                                    ----------             ----------
       Total                                                                        78,169,951             75,090,876
                                                                                    ----------             ----------
STOCKHOLDERS' EQUITY
  Series B Convertible Preferred stock - $0.001 par value; 20,000 shares
    authorized; zero shares outstanding                                                      -                      -
  Common stock - $.0001 par value; 300,000,000 shares authorized;
    107,851,719 shares issued and 107,778,019 outstanding as of
    September 30, 2008 and 107,290,471 shares issued and 107,216,771
    outstanding as of December 31, 2007                                                 10,785                 10,729
  Additional paid-in capital                                                       218,550,617            215,094,271
  Accumulated deficit                                                            (173,885,741)          (189,726,914)
  Less cost of treasury stock of 73,700 common shares                                (130,295)              (130,295)
                                                                                --------------          -------------
           Total                                                                   44,545,366              25,247,791
                                                                                --------------          -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $ 139,876,148           $ 122,511,789
                                                                                =============-          =============










             The notes accompanying the financial statements are an
                   integral part of the consolidated financial
                statements and can be found in Gasco's filing on
                        Form 10-Q dated November 4, 2008.


                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                                                Three Months Ended
                                                                                  September 30,
                                                                      ------------------------------------------
                                                                               2008                       2007
REVENUES
  Gas                                                                     $ 8,457,980               $ 2,642,799
  Oil                                                                       1,210,047                   554,891
  Gathering                                                                 1,248,483                   374,127
  Rental income                                                               312,344                   354,562
  Derivative gains, net                                                    17,099,899                         -
  Interest income                                                               4,681                   110,670
                                                                           ----------                 ---------
          Total                                                            28,333,434                 4,037,049
                                                                           ----------                 ---------
OPERATING EXPENSES
  Lease operating                                                           1,224,416                 1,024,063
  Gathering operations                                                      1,004,061                   458,241
  Depletion, depreciation, amortization and accretion                       1,702,682                 2,082,408
  Impairment                                                                        -                32,790,000
  General and administrative                                                2,113,675                 1,858,566
  Interest expense                                                          1,248,702                   970,496
                                                                            ---------                ----------
           Total                                                            7,293,536                39,183,774
                                                                            ---------                ----------
NET INCOME (LOSS)                                                        $ 21,039,898             $(35,146,725)
                                                                         ============             =============

NET INCOME (LOSS) PER COMMON SHARE
     BASIC                                                              $        0.20                $   (0.37)
                                                                          ===========                ==========
     DILUTED                                                            $        0.17                $   (0.37)
                                                                          ===========                ==========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING -
     BASIC                                                                107,499,883                95,696,066
                                                                          ===========                ==========
     DILUTED                                                              125,992,710                95,696,066
                                                                          ===========                ==========











             The notes accompanying the financial statements are an
             integral part of the consolidated financial statements
              and can be found in Gasco's filing on Form 10-Q dated
                                November 4, 2008.




                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                                                  Nine Months Ended
                                                                                    September 30,
                                                                          ------------------------------------
                                                                               2008                       2007
REVENUES
  Gas                                                                   $ 27,760,412               $12,650,364
  Oil                                                                      2,985,582                 1,524,238
  Gathering                                                                3,236,040                 1,333,174
  Rental income                                                            1,095,469                   698,437
  Derivative gains, net                                                    5,705,394                         -
  Interest income                                                             25,492                   382,037
                                                                          ----------                ----------
          Total                                                           40,808,389                16,588,250
                                                                          ----------                ----------
OPERATING EXPENSES
  Lease operating                                                          4,426,517                 2,423,037
  Gathering operations                                                     2,701,404                 1,365,192
  Depletion, depreciation, amortization and accretion                      7,323,481                 7,785,923
  Impairment                                                                       -                97,090,000
  General and administrative                                               6,788,301                 6,405,221
  Interest expense                                                         3,727,513                 3,136,418
                                                                           ---------               -----------
           Total                                                          24,967,216               118,205,791
                                                                          ----------               -----------
NET INCOME (LOSS)                                                       $ 15,841,173            $(101,617,541)
                                                                        ============            ==============
NET INCOME (LOSS) PER COMMON SHARE
     BASIC                                                              $       0.15                $   (1.11)
                                                                         ===========                ==========
     DILUTED                                                            $       0.14                $   (1.11)
                                                                         ===========                ==========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING -
     BASIC                                                               107,195,454                91,901,998
                                                                         ===========                ==========
     DILUTED                                                             109,561,398                91,901,998
                                                                         ===========                ==========












             The notes accompanying the financial statements are an
             integral part of the consolidated financial statements
              and can be found in Gasco's filing on Form 10-Q dated
                                November 4, 2008.







                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                                                                          Nine Months Ended
                                                                                             September 30,
                                                                              ----------------------------------------
                                                                                   2008                      2007
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                                               $15,841,173          $(101,617,541)
  Adjustment to reconcile net income (loss) to net cash provided by operating activities
     Depletion, depreciation, amortization and impairment expense                   7,251,087             104,809,828
     Accretion of asset retirement obligation                                          72,394                  66,095
     Stock-based compensation                                                       2,236,022               2,418,316
     Unrealized derivative gain                                                   (7,153,561)                       -
    Amortization of deferred rent                                                     (7,496)                 (8,645)
    Amortization of deferred financing costs                                          388,675                 388,675
     Changes in operating assets and liabilities:
      Accounts receivable                                                             (6,962)               5,324,220
      Inventory                                                                   (1,686,240)                 298,316
      Prepaid expenses                                                                242,370                 238,403
      Accounts payable                                                            (3,415,980)             (2,640,893)
      Revenue payable                                                               4,314,571               (175,937)
      Accrued interest                                                                949,351                 906,493
        Accrued expenses                                                              407,000               (268,000)
                                                                                   ----------               ----------
                Net cash provided by operating activities                          19,432,404               9,739,330
                                                                                   ----------               ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash paid for furniture, fixtures and other                                        (73,814)                (33,684)
  Cash paid for acquisitions, development and exploration                        (29,465,037)            (56,401,472)
  Advances from joint interest owners, net                                        (1,348,908)               7,848,190
  Proceeds from property sales                                                      7,500,000               3,475,153
  Proceeds from the sale of short-term investments                                          -               6,000,000
  Cash undesignated as restricted                                                           -               1,787,500
                                                                                 ------------            ------------
               Net cash used in investing activities                             (23,387,759)            (37,324,313)
                                                                                 ------------            ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings under line of credit                                                  19,000,000              12,000,000
  Repayment of borrowings                                                        (16,000,000)             (9,000,000)
  Proceeds from issuance of common stock                                                    -              19,300,000
  Cash paid for debt issuance costs                                                         -               (120,729)
  Exercise of options to purchase common stock                                      1,161,284                       -
                                                                                    ---------             -----------
  Net cash provided by financing activities                                         4,161,284              22,179,271
                                                                                    ---------              ----------
NET INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS                                                                       205,929             (5,405,712)
CASH AND CASH EQUIVALENTS:
    BEGINNING OF PERIOD                                                             1,843,425              12,876,879
                                                                                   ----------              ----------
    END OF PERIOD                                                                  $2,049,354              $7,471,167
                                                                                   ==========              ==========


             The notes accompanying the financial statements are an
             integral part of the consolidated financial statements
              and can be found in Gasco's filing on Form 10-Q dated
                                November 4, 2008.